Exhibit 23.6

[Cooper Engineering Company, Inc. Letterhead]

April 30, 2013

Emerge Energy Services LP
1400 Civic Place, Suite 250
Southlake, TX 76092

Ladies and Gentlemen:

        The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Emerge Energy Services LP and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our reports setting forth the estimates of reserves of Superior Silica Sands LLC as of December 31, 2012.

        We further consent to the reference to this firm under heading "EXPERTS."

Respectfully submitted,

By:	/s/ Sharon J. Masek
Name: Sharon J. Masek, P.G., P.H. Title: Hydrogeologist
Cooper Engineering Company, Inc.